                                 PRESS RELEASE

                            LAROCHE INDUSTRIES INC.                 EXHIBIT 99.1

                         1100 JOHNSON FERRY ROAD, N.E.
                               ATLANTA, GA 30342
                                 (404) 851-0300


FOR RELEASE:  June 3, 1997               CONTACT:      Angela D. McLachlan
                                                       LaRoche Industries Inc.
                                                       (404) 851-0446


                                                       Henri Alline
                                                       Rhone Poulenc Chimie S.A.
                                                       (33) 1 47 68 01 43


                 LAROCHE INDUSTRIES INC. INTENDS TO ENTER INTO A
          CHLOR-ALKALI JOINT VENTURE IN EUROPE WITH RHONE POULENC

     ATLANTA - LaRoche Industries Inc. announces its intention to purchase 50% interest in a European chlorine/caustic soda business. The company has reached a tentative understanding to enter into a joint venture with Rhone-Poulenc Chimie S.A. for the operation of chlorine, caustic soda and bleach manufacturing and distribution facilities in France.

     The two companies would each hold a 50% interest in a new joint venture company which would operate the chlorine and caustic soda portion of Rhone Poulenc's Pont de Claix plant. LaRoche anticipates that the joint venture will commence during the second half of 1997, after the definitive agreements have been signed and after certain pre-closing conditions have been satisfied.

     The formation of the joint venture is consistent with LaRoche's operating experience and corporate growth objectives. The company anticipates that the joint venture will also offer a unique opportunity for LaRoche's existing chlorine and caustic soda facility in Gramercy, La., and the Pont de Claix facility eventually to share information and technology.

     LaRoche Industries Inc. makes a diverse range of chemicals at seven manufacturing facilities in the United States. The company produces electrochemicals such as chlorine and caustic soda for plastics, water treatment, waste treatment and other chemical manufacturing processes. LaRoche manufactures and/or distributes nitrogen-based chemicals including anhydrous ammonia, aqua ammonia, nitric acid, low density ammonium nitrate and nitrate solutions for industrial applications. Other nitrogen-based products, such as high density ammonium nitrate, urea, UAN solutions, potash and phosphates, are sold into U.S. agricultural markets. LaRoche also manufactures specialty chemicals such as activated and Versal(TM) alumina for environmental and chemical processing such as specialty adsorbents, catalysts and catalyst supports, specialty abrasives and other performance-critical applications, and HCFC-141b for rigid foam insulation.

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